Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Air Transport Services Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Title	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock par value $0.01 per share	Other(2)	3,000,000 shares	$30.24	$90,720,000	$92.70 per $1,000,000	$8,409.74
Total Offering Amounts					$90,720,000		$8,409.74
Total Fee Offsets							$0
Net Fee Due							$8,409.74

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable under the terms of the Air Transport Services Group, Inc. Amended and Restated 2015 Long-Term Incentive Plan, to prevent dilution resulting form any stock split, stock dividend, recapitalization or other similar transaction affecting the common shares.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of the average of the high and low prices for a common share, par value $0.01 per share, of ATSG, as reported on The NASDAQ Stock Market LLC on June 1, 2022.